Exhibit 99.1

Courier Reports Higher Sales and Earnings; Education Sales Drive Book Manufacturing Growth

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--April 14, 2005--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the quarter ending March 26, 2005, the second quarter of its 2005 fiscal year. Helped by robust sales to the education market, Courier posted the highest second-quarter revenues and net income in its history. Revenues for the quarter were $53.5 million, up 8% from last year's second-quarter sales of $49.7 million. Net income for the quarter was $4.2 million or $.50 per diluted share, an increase of 8% over prior-year results of $3.9 million or $.47 per diluted share.
    For the first six months of Courier's 2005 fiscal year, net income was $8.3 million or $1.00 per diluted share, up 7% from $7.8 million or $.95 per diluted share for the first half of fiscal 2004. Six-month sales for fiscal 2005 were $104.8 million, up 9% from $96.5 million in the first half of last year.
    The gains in the quarter were concentrated in Courier's book manufacturing segment, where sales rose 10% over last year's second quarter, reflecting continued growth in demand for the company's expanded capabilities in four-color textbook production. Second-quarter sales in Courier's specialty book publishing segment were down 4% overall despite a 19% gain at the segment's newest business, Research & Education Association (REA).
    "Our book manufacturing business delivered another very gratifying quarter," said Courier Chairman and Chief Executive Officer James F. Conway III. "Our repeated investments in service, technology and capacity have enabled us to grow our textbook business faster than the overall market, as key customers rely on us to produce a growing share of their books.
    "In specialty publishing, while we achieved double-digit gains at REA, sales at Dover Publications did not meet expectations. As a result, during the quarter we initiated significant changes in Dover's sales and marketing organizations to create a stronger foundation for long-term sales growth. With product quality and consumer satisfaction higher than ever at both Dover and REA, we remain bullish about the segment's long-term prospects.
    "Another milestone during the quarter was our March 10 announcement of a three-for-two split in Courier common stock, which will take the form of a 50% stock dividend to be issued on May 27, 2005 to shareholders of record on May 6. At the same time, we announced that our quarterly cash dividend will remain at its current level of $.10 per share after the split, resulting in an effective dividend increase of 50%."

    Book manufacturing sparked by 33% gain in education

    Courier's book manufacturing segment had second-quarter sales of $45.3 million, up 10% from last year's second quarter. Pretax income for the segment rose 17% in the quarter to $5.8 million or $.45 per diluted share, versus $4.9 million or $.39 per diluted share in 2004. For the first six months of the fiscal year, book manufacturing sales were up 9% to $88.2 million, with pretax income up 16% to $11.3 million. Gross profit in the segment rose 8% to $11.9 million in the quarter, but decreased as a percentage of sales to 26.2% from 26.8% in 2004, reflecting pricing pressure associated with market share increases.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 33% in the quarter, with gains split equally between the elementary/high school and college markets. For the year to date, education sales were up 22% over fiscal 2004, with slightly larger gains at the elementary/high school level. Sales to the religious market were down 16% for the quarter and 5% for the first six months of the year, reflecting order timing issues as well as a decision to discontinue certain types of low-priced manufacturing work. Sales to the specialty trade market were up 5% for the second quarter and 6% for the first six months of the fiscal year, as this diverse market continued its gradual recovery from the sharp declines of previous years.
    "One full year after the startup of our new four-color press in Kendallville, Indiana, we have clearly proven our ability to deliver superior quality at higher volumes than ever before," said Mr. Conway. In response, textbook publishers have repeatedly increased our share of their new title and reprint business, enabling us to grow well ahead of the education market as a whole. In addition, the market itself has continued to gain strength along with the recovering economy. With a second identical new press due to be installed at the end of this year, we will be in a position to capture even more of that growth. At the same time, our highly trained workforce and expertise in process management have enabled us to use our technology with increasing effectiveness. Continuing productivity gains and outstanding customer service remain fundamental to our approach and key to our competitive edge in all our book manufacturing markets."

    Specialty book publishing begins sales force integration

    Courier's specialty publishing segment includes two businesses:
Research & Education Association (REA), a publisher of test preparation books and study guides, and Dover Publications, which publishes thousands of titles spanning a broad range of niche markets. Overall, the segment reported second-quarter sales of $9.7 million, down 4% from $10.1 million in last year's second quarter. Second-quarter sales at REA were $1.4 million, up 19% from $1.1 million in 2004. At Dover, second-quarter sales were $8.4 million, down 7% from $9.0 million a year earlier. Direct-to-consumer sales were up 20% in the quarter, but sales to bookstore chains and non-bookstore retailers such as gift shops and crafts stores were down.
    The segment's pretax income was $0.8 million or $.06 per diluted share for the quarter, down from $1.1 million or $.08 per diluted share in fiscal 2004. Gross profit as a percentage of sales rose to 47.0% from 45.4% a year ago, with REA realizing modest gains and Dover benefiting from an improved sales mix tied to growth in direct-to-consumer sales.
    For the first six months, specialty publishing sales were $20 million, up 4% from $19.2 million last year, with Dover sales down 3% while REA added $1.4 million of growth. Pre-tax income for the segment was $1.9 million or $.14 per diluted share for the first half compared to $2.4 million or $.18 per diluted share last year.
    "REA had an excellent quarter, with new products and direct marketing initiatives complementing healthy sales in existing lines and channels," said Mr. Conway. "Dover did not--despite distinctive editorial content that we have been increasingly successful in selling directly to a large and loyal reader base. What has been needed is a stronger and more proactive relationship with the retailers who also serve that base. We are therefore restructuring our publishing sales resources into a single, integrated organization with the customer-centered attitude that has worked so well for our book manufacturing business. With a unified vision and an organization to match, both Dover and REA will be better positioned not only to gain new business, but also to serve current customers more effectively.
    "In addition, we have continued the work begun earlier in the year to reconfigure Dover's warehousing operations and replace old information systems at both Dover and REA with a new integrated solution. These two ongoing investments should lead to gains in marketing, production, distribution and service starting in fiscal 2006. Along with an improved sales organization, I am confident that they will fuel renewed revenue growth at Dover and increased profitability throughout the segment."

    Outlook

    "Our book manufacturing business is performing at its best level ever, and we are gearing up for further growth," said Mr. Conway. "At the same time, we know the work we have to do in specialty publishing, and we are doing it--while building on the great strengths our two publishing businesses already have.
    "As in past years, we expect the second half of our fiscal year to be stronger than the first. Nonetheless, we are adjusting our full-year guidance to reflect Dover's underperformance in the first half. We now expect full-year sales growth of 6% to 8%, resulting in total sales of between $223 and $228 million, which will still represent a record high for Courier. And we expect full-year earnings per diluted share in the range of $2.60 to $2.75, an increase of between 4% and 10% from fiscal 2004 earnings of $2.50 per diluted share, and another company record. As we stated at the end of the first quarter, this guidance excludes the impact of recently adopted stock option accounting rules, which are presently scheduled to become effective in our fourth quarter and would reduce earnings by approximately $.11 per diluted share." All per share amounts are before the recently announced three-for-two stock split.

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, difficulties in the start up of new equipment, changes in copyright laws, changes in tax regulations, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


                          COURIER CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
               (In thousands, except per share amounts)

                                   QUARTER ENDED    SIX MONTHS ENDED
                                 ----------------- ------------------
                               March 26, March 27, March 26, March 27,
                                    2005     2004      2005     2004
                                 -------- -------- --------- --------

Net sales                        $53,495  $49,663  $104,764  $96,482
Cost of sales                     37,141   34,136    71,710   65,326
                                 -------- -------- --------- --------
  Gross profit                    16,354   15,527    33,054   31,156
Selling and administrative
 expenses                          9,915    9,636    20,198   19,274
Interest income, net                 (42)     (27)      (69)     (54)
                                 -------- -------- --------- --------
    Income before taxes            6,481    5,918    12,925   11,936
Provision for income taxes         2,327    2,067     4,640    4,173
                                 -------- -------- --------- --------
    Net income                    $4,154   $3,851    $8,285   $7,763
                                 ======== ======== ========= ========
Net income per diluted share       $0.50    $0.47     $1.00    $0.95
                                 ======== ======== ========= ========

Cash dividends declared per
 share                             $0.25  $0.0875     $0.35   $0.175
                                 ======== ======== ========= ========
Wtd. average diluted shares
 outstanding                       8,326    8,229     8,309    8,210

SEGMENT INFORMATION:

Net sales:
----------
Book Manufacturing               $45,278  $40,988   $88,201  $80,645
Specialty Publishing               9,737   10,124    20,007   19,191
Intersegment sales                (1,520)  (1,449)   (3,444)  (3,354)
                                 -------- -------- --------- --------
    Total                        $53,495  $49,663  $104,764  $96,482

Income before taxes:
--------------------
Book Manufacturing                $5,757   $4,907   $11,312   $9,730
Specialty Publishing                 792    1,067     1,853    2,380
Intersegment profit                  (68)     (56)     (240)    (174)
                                 -------- -------- --------- --------
    Total                         $6,481   $5,918   $12,925  $11,936

Net income per diluted share:
-----------------------------
Book Manufacturing                 $0.45    $0.39     $0.88    $0.78
Specialty Publishing                0.06     0.08      0.14     0.18
Intersegment profit                (0.01)       -     (0.02)   (0.01)
                                 -------- -------- --------- --------
    Total                          $0.50    $0.47     $1.00    $0.95


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                            March 26,   September 25,
ASSETS                                          2005            2004
-------                                --------------- --------------
Current assets:
    Cash and cash equivalents                 $24,515        $23,965
    Accounts receivable                        29,335         34,072
    Inventories                                26,442         25,108
    Deferred income taxes                       2,851          2,852
    Other current assets                          801            840
                                       --------------- --------------
        Total current assets                   83,944         86,837

Property, plant and equipment, net             51,766         48,482
Goodwill                                       33,255         33,255
Prepublication costs                            5,291          5,127
Other assets                                    1,526          1,498
                                       --------------- --------------
        Total assets                         $175,782       $175,199
                                       =============== ==============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
    Current maturities of long-term debt          $83            $83
    Accounts payable                            8,756         10,059
    Accrued taxes                               3,056          5,557
    Other current liabilities                  11,151         13,664
                                       --------------- --------------
        Total current liabilities              23,046         29,363

Long-term debt                                    469            510
Deferred income taxes                           7,702          7,706
Other liabilities                               2,642          2,630
                                       --------------- --------------
        Total liabilities                      33,859         40,209
                                       --------------- --------------

        Total stockholders' equity            141,923        134,990
                                       --------------- --------------

        Total liabilities and
         stockholders' equity                $175,782       $175,199
                                       =============== ==============


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)

                                            For the Six Months Ended
                                           ---------------------------
                                               March 26,     March 27,
                                                   2005          2004
                                           ------------- -------------

Operating Activities:
  Net income                                     $8,285        $7,763
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                 5,935         5,329
    Deferred income taxes                            (3)        1,071
    Changes in working capital                   (4,045)       (8,550)
    Tax benefits of stock option activity           313           384
    Other, net                                       26             1
                                           ------------- -------------
Cash provided from operating activities          10,511         5,998
                                           ------------- -------------
Investment Activities:
   Capital expenditures                          (7,933)       (7,580)
   Prepublication costs                          (1,442)       (1,249)
   Business acquisition                               -       (11,850)
                                           ------------- -------------
Cash used for investment activities              (9,375)      (20,679)
                                           ------------- -------------
Financing Activities:
   Repayments of debt, net                          (41)          (40)
   Cash dividends                                (1,610)       (1,399)
   Proceeds from stock plans                      1,065           460
                                           ------------- -------------
Cash used for financing activities                 (586)         (979)
                                           ------------- -------------
Decrease in cash and cash equivalents               550       (15,660)

Cash and cash equivalents at the beginning
 of the period                                   23,965        23,824
                                           ------------- -------------

Cash and cash equivalents at the end of
 the period                                     $24,515        $8,164
                                           ============= =============


    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and
             Chief Financial Officer
             (978) 251-6000
             www.courier.com